Exhibit 10.32

         Letter agreement between the Company and Pacific BioTechnologies Inc. dated August 14, 1998

The 1996 Agreement for 2 million cuttings is modified as follows:

The 2 million cuttings will be purchased by NaPro for U.S$.20 each. (US$400,000 for the cuttings of which US$350,000 has been paid previously). NaPro will pay PRT US$.0575 per cutting for planting of the cuttings into liner beds (US$115,000 for planting). NaPro will pay PRT US$65,000 per year for maintenance of the 2 million cuttings. Payment for the maintenance shall be due annually in advance, with the first year's payment due immediately and the second year's payment due by August 15, 1999. PRT shall not be required to maintain the cuttings beyond October 15, 2000. Total owed by NaPro to PRT for cuttings, planting, and first year's maintenance is US$580,000 less US$350,000 already paid for a net payment to PRT of US$230,000.

Claims under the 1993 Plantation Agreement:

NaPro will abandon its claims for payment under the Plantation Agreement for services rendered but not paid for, including the charges referred to in the August 7 letter. The net effect of the settlement of the NaPro and PRT claims is that neither party owes the other anything under the Plantation Agreement through the first 2 quarters of 1998 (through June 1, 1998). PRT and NaPro will enter into negotiations regarding a lease and will also discuss the possibility of PRT maintaining the plantation during the notice period. I believe that we are scheduled to meet and begin these negotiations in early September. In the interim, while we are resolving the issues of the lease and deciding if PRT or a third party will maintain the plantation, NaPro will pay PRT for maintenance services performed from June 1, 1998 onward according to the terms of the Plantation Agreement.

If my understanding of the compromise as set forth in this letter is consistent with that of PRT, please countersign this letter as evidence of settlement of our respective claims according to the terms set forth above.

Very Truly Yours,

NaPro BioTherapeutics, Inc.

BY: /s/ Gordon Link

    VP Finance, Chief Financial Officer

Accepted and Agreed,
Pacific Biopharms, Inc.

BY: /s/ Christopher Worthy

    VP Finance, Chief Financial Officer